SELECT ASSET FUND, SERIES 1, INC.

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            December 15, 1995

          TO THE SHAREHOLDERS OF SELECT ASSET FUND, SERIES 1, INC.:

               NOTICE IS HEREBY GIVEN that a Special Meeting (the "Meeting") of the holders of Select Asset Fund, Series 1, Inc. Common Stock ("Common Stock") and holders of Select Asset Fund, Series 1, Inc. Auction Market Preferred Stock, Series D-1 (the "Series D-1 AMPS") and Auction Market Preferred Stock, Series A-1 (the "Series A-1 AMPS") of Select Asset Fund, Series 1, Inc. (the "Corporation") will be held on December 15, 1995, at 10:00 a.m., New York time, at 250 Vesey Street, North Tower, 16th Floor, World Financial Center, New York, New York 10281. This Meeting has been called by the Board of Directors (the "Board") of the Corporation and this notice is being issued at the Board's direction. The Board has called this Meeting for the following purposes:

               To approve a proposed amendment to the Articles Supplementary of the Series D-1 AMPS to (i) eliminate the Non-Call Period with respect to the Series D-1 AMPS; (ii) to provide that the redemption price per share of Series D-1 AMPS in any optional redemption of such shares shall be increased by $[250]; and (iii) to change the next Dividend Distribution Date with respect to the Series D-1 AMPS from the last business day of the current calendar quarter (December 29, 1995) to December 18, 1995.

               No other business will be considered at the Meeting. Holders of Series D-1 AMPS, holders of Series A-1 AMPS and holders of Common Stock of record at the close of business on November 22, 1995 will be entitled to vote at the Meeting. Holders of the Corporation's other series of Auction Market Preferred Stock will not be entitled to vote because such shares have been called for redemption and will no longer be outstanding on the date of the Meeting.

               Whether or not you expect to be present in person at the Meeting, please sign and date the accompanying proxy and return it promptly in the enclosed business reply envelope, which requires no postage if mailed in the United States, to c/o Brian Byrne, Tritech Services, Inc., 4 Corporate Place, Corporate Park 287, Piscataway, New Jersey 08854; telephone number: (908) 878-6434.

          By Order of the Board of Directors

          November 30, 1995                          David C. Gylfe
          New York, New York                              Secretary


                               PROXY STATEMENT

                      SELECT ASSET FUND, SERIES 1, INC.
                       Special Meeting of Shareholders
                              December 15, 1995

                             GENERAL INFORMATION

               This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies (the "Proxies" or "Proxy") by the Board of Directors (the "Board") of Select Asset Fund, Series 1, Inc. (the "Corporation") to be voted at the Special Meeting of Shareholders (the "Meeting").

               The Meeting will be held on December 15, 1995, at 10:00 a.m., New York time, at 250 Vesey Street, North Tower, 16th Floor, World Financial Center, New York, New York 10281. At the Meeting, holders of Select Asset Fund, Series 1, Inc. Common Stock (the "Common Stock") and holders of Select Asset Fund, Series 1, Inc. Auction Market Preferred Stock, Series D-1 (the "Series D-1 AMPS") and Auction Market Preferred Stock, Series A-1 (the "Series A-1 AMPS") (together, the "Shareholders") will be asked to approve an amendment to the Articles Supplementary of the Corporation's Auction Market Preferred Stock, Series D-1 (the "Articles Supplementary") to (i) eliminate the Non-Call Period with respect to the Series D-1 AMPS; (ii) to provide that the redemption price per share of Series D-1 AMPS in any optional redemption of such shares shall be increased by $[250]; and (iii) to change the next Dividend Distribution Date with respect to the Series D-1 AMPS from the last business day of the current calendar quarter (December 29, 1995) to December 18, 1995 (the "Proposed Amendment"), stated in the accompanying Notice of Special Meeting of Shareholders (the "Notice") and described in more detail in this Proxy Statement.

               The mailing address of the Corporation is Select Asset Fund, Series 1, Inc., c/o Merrill Lynch, 250 Vesey Street, 16th Floor, World Financial Center, New York, New York 10281. The enclosed Proxy and this Proxy Statement are being first transmitted on or about November 30, 1995, to Shareholders of the Corporation.

               The Board has fixed the close of business on
          November 22, 1995, as the record date (the "Record Date") for the determination of Shareholders of the Corporation entitled to receive notice of, and to vote at, the Meeting. At the close of business on the Record Date, 30,395,071.70 shares of Common Stock, 1000 shares of Series D-1 AMPS and 1000 shares of Series A-1 AMPS were outstanding. In addition, the Corporation has 500 shares of Auction Market Preferred Stock, Series F outstanding. The shares of this series have been called for redemption and will not be outstanding on the date of the Meeting. Accordingly, pursuant to Section 7.3 of the Articles Supplementary, with respect to such series, none of the shares of such series will be entitled to vote on the
          Proposed Amendment.   In accordance with Article II,
          Section 8 of the By-Laws of the Corporation, and as detailed in Article VII of the Articles Supplementary of the Corporation, holders of Series D-1 AMPS and Series A-1 AMPS will have equal voting rights with the holders of Common Stock, one vote per share, and the holders of Series D-1 AMPS will vote both together and separately from holders of Common Stock and Series A-1 AMPS on the Proposed Amendment. The presence, in person or by Proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Meeting. Approval of the Proposed Amendment requires the affirmative vote of a majority of the total number of shares of Common Stock, Series D-1 AMPS and Series A-1 AMPS outstanding on the Record Date voting as a single class and of the total number of shares of Series D-1 AMPS outstanding on the Record Date voting as a separate class.

               The following table sets forth those persons known to the Corporation to be a beneficial owner of greater than 5% of any class of the Corporation's voting securities:

          ---------------------------------------------------------------
                    (1)            (2)            (3)              (4)
             Title of           Name and       Amount and        Percent
               Class           Address of       Nature of        of Class
                               Beneficial      Beneficial
                                  Owner        Ownership
          ---------------------------------------------------------------

             Common             Comerica       30,395,071.7       100%
             Stock              Bank, as       (sole voting and
                                trustee        dispositive power)
          ---------------------------------------------------------------

               To the best knowledge of the Corporation, no director of the Corporation beneficially owns shares of any class of equity security in the Corporation.

          Solicitation and Revocation

               All properly executed Proxies received prior to the Meeting will be voted at the Meeting in accordance with the instructions marked thereon or otherwise as provided therein. Unless instructions to the contrary are marked, shares represented by the Proxies will be voted "FOR" all the proposals. Shares voted to "ABSTAIN" in whole or in part will be considered present at the Meeting. Shares represented by broker non-votes will be disregarded and will have no effect on the outcome of the vote.

               Any Proxy given pursuant to this solicitation may be revoked by a Shareholder at any time before it is exercised, by written notification delivered to the Secretary of the Corporation, by voting in person at the Meeting or by executing another Proxy bearing a later date.

               Proxies will be solicited by mail. All expenses of preparing, printing, mailing, and delivering proxies and all materials used in the solicitation of Proxies will be borne by the Corporation. They may also be solicited by officers and regular employees of the Corporation personally, by telephone or otherwise, but these persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, Shareholders of the Corporation. It is estimated that those costs will be nominal. The Corporation has retained Tritech Services, Inc. to act as proxy solicitor. Tritech Services, Inc. will receive a customary fee for such services.

               The Board has resolved to amend the Articles
          Supplementary to eliminate the Non-Call Period which would otherwise continue until November 17, 1997. During the Non-Call Period, the Series D-1 AMPS are not subject to Optional Redemption (as defined in the Articles Supplementary). The Non-Call Period is in effect pursuant to Section 3.1(g) of the Articles Supplementary and the Notice of Special Dividend Period issued on May 11, 1994.
               The adoption of the proposal would make the Series D-1 AMPS subject to Optional Redemption at any time pursuant to Section 4.1 of the Articles Supplementary.

               The Board has further resolved to amend the Articles Supplementary to provide that the redemption price per share of Series D-1 AMPS in any optional redemption of such shares shall be increased by $[250]. In addition to the $ [250] premium per share, the redemption price per share consists of the liquidation preference of the Series D-1 AMPS plus all accrued and unpaid dividends whether or not earned or declared thereon to but excluding the Redemption Date.

               The Board has further resolved to amend the Articles Supplementary to move the next Dividend Distribution Date from the last business day of the current calendar quarter (December 29, 1995), as provided in Section 3.1(b) of the Articles Supplementary to December 18, 1995. Upon the adoption of such proposal, dividends payable on such Dividend Distribution Date shall be paid to the Holders as they appear in the Corporation's stock register as of 12:00 noon, New York time on December 17, 1995. The dividends payable on the Dividend
          Distribution Date will generally be eligible for the dividends-received deduction if received by corporations who will have held their shares for at least 46 days and otherwise satisfy the requirements of the Internal Revenue Code regarding eligibility for the dividends received deduction.

               The Board has determined that it is in the best interests of the Corporation and its shareholders that the Corporation have no shares of preferred stock outstanding at the end of 1995. The Board has considered various means of accomplishing this objective, including a reorganization of the Corporation, the Proposed Amendment and termination of the broker-dealer acting as the broker with respect to the Series D-1 AMPS so as to require the mandatory redemption of the Series D-1 AMPS at liquidation value without a redemption premium. The Board has determined that the Proposed Amendment is the preferable choice at this time and understands that the holder of the Corporation's common stock also favors the Proposed Amendment at this time. However, if the Proposed Amendment is not approved by shareholders, the Board currently intends to terminate the services of the broker on the Series D-1 AMPS, which would result in a mandatory redemption of the Series D-1 AMPS at a redemption price that would not include the $[250] per share premium.

               Shareholders who wish to review the text of the amendments required to effectuate the changes described above may obtain a copy of the proposed Amended and Restated Articles Supplementary for the Series D-1 AMPS by calling the Corporation's Secretary at (313) 222-4602.

               THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
          "FOR" THE ADOPTION OF THE PROPOSED AMENDMENT TO THE
          ARTICLES SUPPLEMENTARY.


                              OTHER INFORMATION

               The Corporation's administrator is Comerica Bank, with offices at 411 W. Lafayette Avenue, Detroit,
          Michigan 48226.

               The Corporation's investment adviser is World Asset Management, with offices at 480 Pierce Street, 1st Floor, Birmingham, Michigan 48009.

               The Corporation will furnish without charge a copy of its most recent annual and semi-annual reports to shareholders who so request in writing addressed to the Corporation, c/o Merrill Lynch, 250 Vesey Street, North Tower, 16th Floor, New York, New York 10281, Attention:
          Jeffrey Craig. Jeffrey Craig's toll-free telephone number is (800) __________.

               The Corporation does not hold annual meetings of shareholders and accordingly there is no specified deadline for shareholder proposals.

                      By Order of the Board of Directors

                                                     David C. Gylfe
                                                          Secretary

          New York, New York
          November 30, 1995